Lion Copper & Gold Announces Management Transition

Yerington, Nevada - July 28th, 2026

Lion Copper & Gold Corp. (CSE: LEO) (OTCQB: LCGMF) ("Lion" or the "Company") today announced that Douglas Stiles has transitioned from his executive management role with the Company and will continue to support Lion as a strategic advisor.

Mr. Stiles has accepted the position of President of Silver Bow Mining Corp. The Company congratulates Mr. Stiles on his appointment and appreciates his significant contributions to the advancement of the Yerington Copper Project.

John Banning, Chief Executive Officer, commented:

"Doug has played an important role in advancing the Yerington Copper Project over the last three years, and we thank him for his leadership and dedication. Under Doug's direction, the Company assembled a permitting team of high-caliber contractors and consultants with extensive, direct experience permitting mining projects in Nevada. That team remains fully engaged, and the permitting program continues on schedule and without interruption. We are pleased that Doug will continue to be available to the Company in an advisory capacity while taking on this new opportunity, and we wish him every success in his new role."

As part of the transition, Mr. Stiles will continue to provide limited advisory support to the Company on strategic permitting, environmental and project development matters.

ON BEHALF OF THE BOARD OF DIRECTORS

John Banning
Chief Executive Officer
Lion Copper and Gold Corp.

For more information, please contact:
Email: info@lioncg.com